Exhibit 10.2

NOTE EXTENSION AGREEMENT

This Note Extension Agreement (this "Agreement") is entered into as of the dates set forth below, by and between UPAY, Inc., a Nevada corporation (the "Company"), and Jacob Casper Fölscher (the "Holder"), and amends and extends the following three (3) promissory notes previously executed between the Company and the Holder (collectively, the "Notes"):

Note 1 — Promissory Note dated March 24, 2021

Principal Amount: $10,000 | Issue Date: March 24, 2021 | Original Maturity Date: March 24, 2022 | Interest Rate: 10% per annum

Note 2 — Corporate Note dated September 7, 2021

Principal Amount: $10,000 | Issue Date: September 7, 2021 | Original Maturity Date: March 7, 2022 | Interest Rate: 10% per annum

Note 3 — Promissory Note dated February 11, 2022

Principal Amount: $20,000 | Issue Date: February 11, 2022 | Original Maturity Date: February 11, 2023 | Interest Rate: 10% per annum

RECITALS

WHEREAS, the Company issued the Notes to the Holder as described above;

WHEREAS, all three Notes have passed their respective original maturity dates and principal and interest remain outstanding;

WHEREAS, the Company and the Holder desire to extend the maturity date of each of the Notes to a single unified extended maturity date;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

TERMS

1. Extension of Maturity Date. The maturity date of each of the Notes is hereby extended to September 17, 2027 (the "Extended Maturity Date"). All references to the "Maturity Date" in each of the Notes shall be deemed to refer to the Extended Maturity Date of September 17, 2027.

2. Interest. Interest on the outstanding principal balance of each Note shall continue to accrue at the rate of ten percent (10%) per annum from the respective issue dates of each Note, and shall remain payable in full on or before the Extended Maturity Date of September 17, 2027, together with all outstanding principal.

3. Remaining Terms Unchanged. Except as expressly modified herein, all other terms, conditions, covenants, and provisions of each of the Notes shall remain in full force and effect and are hereby ratified and confirmed. In the event of any conflict between the terms of this Agreement and the terms of any of the Notes, the terms of this Agreement shall control.

4. No Waiver. This Agreement shall not constitute a waiver of any event of default that has occurred or may occur under any of the Notes, nor shall it impair any rights or remedies of the Holder with respect to any such default.

5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to principles of conflict of laws, consistent with the governing law provisions of each of the Notes.

6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Electronic signatures shall be deemed valid and binding.

7. Entire Agreement. This Agreement, together with the Notes as amended hereby, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, relating thereto.

IN WITNESS WHEREOF, the parties have executed this Note Extension Agreement as of the date(s) written below.

UPAY, INC. (Company)

Signed:	/s/ Jacob Casper Fölscher
Name:	Jacob Casper Fölscher
Title:	CEO
Date:	May 28, 2026

JACOB CASPER FÖLSCHER (Holder)

Signed:	/s/ Jacob Casper Fölscher
Date:	May 28, 2026